Exhibit 3.4
AMENDMENT
TO
THE HALLWOOD GROUP INCORPORATED
BYLAWS
     The Board of Directors of The Hallwood Group Incorporated, a Delaware corporation (the “Corporation”), amended the Corporation’s Amended and Restated Bylaws in the following respects only:
          Section 6.1(A) of the Bylaws was amended and restated to read in its entirety as follows:
(A) Every owner of stock of the Corporation shall be entitled to have a certificate or certificates, to be in the form the Board shall prescribe, certifying the number and class or series of shares of the stock of the Corporation owned by the owner, provided that the Board may provide by resolution that some or all of any or all classes or series of the stock of the Corporation may be uncertificated. Certificates representing shares of stock shall be numbered in the order in which they are issued and shall be signed in the name of the Corporation by the Chairman of the Board, the President or any Vice President, and by the Secretary, any Assistant Secretary or the Treasurer. Any or all of the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any certificate, shall have ceased to be an officer, transfer agent or registrar before the certificate is issued, the certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed the certificate, or whose facsimile signature is placed thereupon, were the officer, transfer agent or registrar at the date of issue. A record shall be kept of the names of the persons, firms or corporations owning the stock of the Corporation, the number and class or series of             shares, the dates of any certificates, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until the existing certificate shall have been so canceled, except in cases provided for in Section 6.4 .
     The foregoing amendment to the Bylaws was effective as of November 14, 2007.

THE HALLWOOD GROUP INCORPORATED
BY:	/s/ Melvin J. Melle
Melvin J. Melle, Secretary